Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I have reviewed the entire S-1 filing statement for Code Green Apparel Corporation.

We have also analyzed the analytical sections and their conclusions as derived from the Audited Financial Statements. We hereby consent to the use in their amended Registration Statement pertaining to the registration of 59,308,609 shares of common stock of Code Green Apparel Corporation of our Audit Report dated July 17, 2015 with respect to the financial statements of Code Green Apparel Corporation as of December 31, 2014 and for the period December 31, 2013, through June 30, 2015. We also consent to the reference to us as “Experts” in the above referenced Registration Statement.

/s/ K .Brice Toussaint

[Dallas Texas]
[November 12, 2015]